Exhibit 99.1

461 SO. MILPITAS BLVD.

MILPITAS CA

95035 USA

NEWS

For Immediate Release

GLOBALSTAR, INC. ANNOUNCES ANNUAL AND FOURTH QUARTER RESULTS FOR 2007

Key 2007 annual highlights included;

•                  Launch of eight satellites

•                  Acceleration of second-generation satellite deliveries

•                  Commitments to construct gateways in Asia and Africa

•                  Finalization of contract to launch second-generation satellites beginning next year

•                  Introduction of the SPOT Satellite Messenger

•                  Signing of ATC implementation agreement with Open Range Communications

•                  Continued subscriber growth

MILPITAS, CA. — (March 12, 2008) — Globalstar, Inc. (NASDAQ:GSAT), a leading provider of mobile satellite voice and data services to businesses, government and individuals, today announced its financial and operational results for the three and twelve month periods ended December 31, 2007.

2007 Major Operational Company Highlights:

•                  In April the Company signed an agreement with Thales Alenia Space (formerly Alcatel Alenia Space) to provide upgrades to the Globalstar satellite control network facilities, which are required to support the 15-year planned mission duration of the Globalstar second-generation satellite constellation.

•                  Globalstar launched a total of eight spare satellites during the year to enhance service quality for voice and duplex data customers. These satellites will also be integrated into the second-generation constellation scheduled for launch beginning in the second half of 2009.

•                  In May Globalstar entered into an agreement with Singapore Telecommunications Limited to construct a gateway and expand Globalstar’s satellite coverage throughout parts of Southeast Asia.  Construction of the Singapore Gateway began in October 2007.

•                  During the summer Globalstar expanded its satellite Simplex data coverage to include all of Australia, New Zealand and the surrounding maritime region.

•                  In September Globalstar signed a launch agreement with Arianespace for the launch of Globalstar’s second-generation satellite constellation beginning in the second half of 2009.

•                  In September Globalstar signed an agreement with Radyne Corporation business unit AeroAstro, to purchase Appliqués to further expand Globalstar’s Simplex data geographic coverage in Asia and Latin America.

•                  In October Globalstar entered into an agreement with Open Range Communications, Inc. permitting Open Range to deploy service in rural markets under Globalstar’s Ancillary Terrestrial Component (ATC) authority. The agreement is contingent on various conditions, including Globalstar’s receipt of  final authority from the Federal Communications Commission (FCC) to use an expanded portion of its licensed spectrum for ATC and Open Range’s securing financing for its system.

•                  In early November the FCC released a Notice of Proposed Rule Making proposing to expand Globalstar’s authorized spectrum for ATC services in the United States from the current 11 MHz to as much as 19.275 MHz.

•                  In November Globalstar’s subsidiary SPOT Inc. announced the availability of the SPOT Satellite Messenger™, a revolutionary and affordable satellite consumer product designed to address the safety concerns of people around the world.  SPOT messaging and tracking functions enable users to send messages to friends, family or emergency responders, and enabling the subscriber and his or her designated friends, family and employer to track the location of the SPOT Satellite Messenger on Google Maps™.

•                  In December Globalstar signed an agreement with Globaltouch West Africa Limited for Globaltouch to offer Globalstar satellite voice and data services in Nigeria and parts of Western Africa and for Globalstar to purchase a minority investment in Globaltouch. A new satellite gateway ground station will be located in Kaduna, Nigeria and will be owned and operated by Globaltouch.

•                  In December Thermo Funding Company LLC and Globalstar entered into an amended and restated credit agreement, pursuant to which Globalstar may borrow up to $150 million of which $50 million was drawn at year end and the balance was borrowed in January and February of 2008.

“In 2007 we continued to demonstrate customer growth by adding over 21,300 new subscribers throughout the year, thus remaining the largest North American-based MSS provider,” said Jay Monroe, Chairman and CEO of Globalstar, Inc.  Mr. Monroe added, “Signing the contract for next year’s scheduled launches of our initial second-generation satellites takes us another step closer to offering our customers advanced Globalstar products and services while planning the future of our long-term space segment through to at least 2025.”

Mr. Monroe continued, “As we predicted, 2007 saw a number of major Simplex data integrator product announcements, including the introduction of the SPOT Satellite Messenger.  We were overwhelmed by the way the outdoor recreational and general media have received the unveiling of this award-winning, revolutionary and affordable satellite consumer personal location and messaging device, and we anticipate further integrated Simplex products to be introduced in the future.”

Service Revenue for the fourth quarter of 2007 was $19.6 million compared to $22.2 million during the same period of 2006.  During the fourth quarter of 2007, Globalstar recorded an operating loss of $7.8 million and Adjusted EBITDA of $3.9 million, compared to operating income of $1.1 million and Adjusted EBITDA of $10.0 million during the same period in 2006. Net loss for the fourth quarter of 2007 was $16.3 million, compared to a net loss of $0.7 million in the same period of 2006.  The larger loss in the fourth quarter of 2007 was due primarily to non-cash charges of approximately $8.1 million related to the assumption of our credit facility by Thermo Funding, a non-cash stock compensation expense of $4.2 million, and a non-cash impairment charge related to certain first-generation inventory of approximately $1.9 million.  Revenue was impacted by lower retail ARPU (average revenue per unit) related to the introduction of new lower priced airtime rate plans designed to retain customers, and issues relating to the performance of our current satellite constellation for two-way communications services, and lower equipment sales.  In addition, Globalstar also recorded an income tax expense of approximately $2.7 million.  (For details concerning the calculation of Adjusted EBITDA, please see the chart titled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” found later in this release.)

Service Revenue for the year ended December 31, 2007 was $78.3 million compared to $92.0 million during 2006.  During 2007 Globalstar recorded an operating loss of $24.6 million and Adjusted EBITDA of $21.8 million, compared to operating income of $15.7 million and Adjusted EBITDA of $33.8 million during 2006.  Net loss in 2007 was $27.9 million compared to net income of $23.6 million in 2006.  Results for the year ended December 31, 2007 included a $19.1 million non-cash asset impairment charge related to our first-generation inventory, a non-cash stock compensation expense of approximately $9.6 million, a non-cash charge of $8.1 million related to the assumption of our credit facility by Thermo Funding and lower ARPU previously mentioned.  In addition, in 2006, we recognized a $14.1 million net deferred tax benefit.

Total revenue in the fourth quarter of 2007 was $23.7 million compared to $29.2 million during the same period in 2006.  Total revenue in the year ended December 31, 2007 was $98.4 million compared to $136.7 million during 2006.  Adjusted Revenue (adjusted for the Company’s annual rate plans) in the fourth quarter was $24.4 million compared to $32.3 million during the same period in 2006.  Total Adjusted Revenue (adjusted for the Company’s annual rate plans) in the year ended December 31, 2007 was $102.2 million compared to $144.6 million during 2006. These decreases are attributable primarily  to lower equipment sales and decreased ARPU in 2007 compared to 2006.

Key financial performance measures (see the chart titled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” found later in this release) for the three and twelve months ended December 31, 2007 were as follows:

•  Gross subscriber increases during the fourth quarter of 2007 and the year ended December 31, 2007 were approximately 6,200 and 47,100, respectively, compared to approximately 11,600 and 81,500, respectively during the same periods in 2006.

•  The annual average monthly retail churn rate in 2007 was 1.8 percent compared to 1.1 percent in 2006.

Conference Call Note

As previously announced, Globalstar will conduct a conference call scheduled for March 12, 2008 at 5:00 p.m. Eastern Time to discuss the annual and fourth quarter 2007 results.

Details are as follows:
Earnings Call:	Dial: 800.561.2718 (US and Canada), 617.614.3525 (International) and participant pass code# 32411311
Audio Replay:

A replay of the earnings call will be available for a limited time and can be heard after 7:00 p.m. ET on March 12, 2008. Dial:
888.286.8010 (US and Canada), 617.801.6888
(International) and pass code# 58907514

About Globalstar, Inc.
Globalstar offers satellite voice and data services to commercial and recreational users in more than 120 countries around the world. The Company’s products include mobile and fixed satellite telephones, simplex and duplex satellite data modems and flexible service packages. Many land based and maritime industries benefit from Globalstar with increased productivity from remote areas beyond cellular and landline service. Global customer segments include: oil and gas, government, mining, forestry, commercial fishing, utilities, military, transportation, heavy construction, emergency preparedness, and business continuity as well as individual recreational users. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring and SCADA applications.

For more information regarding Globalstar, please visit Globalstar’s web site at www.globalstar.com

###

For further media information:

Globalstar, Inc.

Dean Hirasawa

(408) 933-4006

Dean.hirasawa@globalstar.com

Safe Harbor Language for Globalstar Releases

This press release contains certain statements such as, “we anticipate further integrated Simplex products to be introduced in the future,” that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, including demand for our products and services, including commercial acceptance of our new Simplex products, including SPOT, and the ability to retain and migrate our two-way communications services subscribers to our second-generation constellation when it is deployed; problems relating to the construction, launch or in-orbit performance of our existing and future satellites; including the effects of the degrading ability of our first-generation satellite constellation to support two-way communication; problems relating to the ground-based facilities operated by us or by independent gateway operators; our ability to attract sufficient additional funding to meet our future capital requirements including deployment of our second-generation constellation; competition and its competitiveness vis-a-vis other providers of satellite and ground-based communications products and services; the pace and effects of industry consolidation; the continued availability of launch insurance on commercially reasonable terms, and the effects of any insurance exclusions; changes in technology; our ability to continue to attract and retain qualified personnel; worldwide economic, geopolitical and business conditions and risks associated with doing business on a global basis; and legal, regulatory, and tax developments, including changes in domestic and international government regulation.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(In thousands, except share data)

	Year Ended December 31,
	2007	2006	2005
Revenue:
Service revenue	$78,313	$92,037	$81,472
Subscriber equipment sales	20,085	44,634	45,675
Total revenue	98,398	136,671	127,147
Operating expenses:
Cost of services (exclusive of depreciation and amortization shown separately below)	27,775	28,091	25,432
Cost of subscriber equipment sales	13,863	40,396	38,742
Marketing, general, and administrative	49,146	43,899	37,945
Depreciation and amortization	13,137	6,679	3,044
Impairment of assets	19,109	1,943	114
Total operating expenses	123,030	121,008	105,277
Operating income (loss)	(24,632)	15,663	21,870

Other income (expense):
Interest income	3,170	1,172	242
Interest expense	(9,023)	(587)	(269)
Interest rate derivative loss	(3,232)	(2,716)	—
Other income (expense)	8,656	(3,980)	(622)
Total other income (expense)	(429)	(6,111)	(649)
Income (loss) before income taxes	(25,061)	9,552	21,221
Income tax expense (benefit)	2,864	(14,071)	2,502
Net income (loss)	$(27,925)	$23,623	$18,719

Earnings (loss) per common share:
Basic	$(0.36)	$0.37	$0.30
Diluted	(0.36)	0.37	0.30

Weighted-average shares outstanding:
Basic	77,169,138	63,709,763	61,855,668
Diluted	77,169,138	64,076,182	61,955,874

Definition of Terms and Reconciliation of Non-GAAP Financial Measures

We utilize certain financial measures that are widely used in the telecommunications industry and are not calculated based on GAAP.  A reconciliation of these measures to GAAP and a discussion of certain other operating metrics used in the industry are presented below.

GLOBALSTAR, INC.

RECONCILIATION OF GAAP TO ADJUSTED /1

(In thousands, except ARPU)

(Unaudited)

	Three months ended December 31, 2007			Three months ended December 31, 2006			Year ended December 31, 2007			Year ended December 31, 2006
	GAAP	Annual Plans Adjustment	Adjusted /1	GAAP	Annual Plans Adjustment	Adjusted /1	GAAP	Annual Plans Adjustment	Adjusted /1	GAAP	Annual Plans Adjustment	Adjusted /1
Revenue
Service Revenue	$19,600	$667	$20,267	$22,186	$3,081	$25,267	$78,313	$3,832	$82,145	$92,037	$7,899	$99,936
Equipment Revenue	4,119	—	4,119	7,049	—	7,049	20,085	—	20,085	44,634	—	44,634
Total Revenue	$23,719	$667	$24,386	$29,235	$3,081	$32,316	$98,398	$3,832	$102,230	$136,671	$7,899	$144,570

Operating Expenses
Cost of Services	7,347	—	7,347	7,508	—	7,508	27,775	—	27,775	28,091	—	28,091
Cost of Subscriber Equipment	2,465	—	2,465	3,725	—	3,725	13,863	—	13,863	40,396	—	40,396
Marketing, General and Administrative	14,961	—	14,961	12,665	—	12,665	49,146	—	49,146	43,899	—	43,899
Depreciation & Amortization	4,912	—	4,912	2,255	—	2,255	13,137	—	13,137	6,679	—	6,679
Impairment of Assets	1,854	—	1,854	1,943	—	1,943	19,109	—	19,109	1,943	—	1,943
Total Operating Expenses	$31,539	$—	$31,539	$28,096	$—	$28,096	$123,030	$—	$123,030	$121,008	$—	$121,008

Operating Income/(Loss)	$(7,820)	$667	$(7,153)	$1,139	$3,081	$4,220	$(24,632)	$3,832	$(20,800)	$15,663	$7,899	$23,562

Interest Income/(Expense)	(9,550)	—	(9,550)	598	—	598	(9,085)	—	(9,085)	(2,131)	—	(2,131)
Other Income/(Expense)	3,782	—	3,782	(2,136)	—	(2,136)	8,656	—	8,656	(3,980)	—	(3,980)
Income Tax Expense (Benefit)	2,746	—	2,746	331	—	331	2,864	—	2,864	(14,071)	—	(14,071)

Net Income/(Loss)	$(16,334)	$667	$(15,667)	$(730)	$3,081	$2,351	$(27,925)	$3,832	$(24,093)	$23,623	$7,899	$31,522

EBITDA	$874	$667	$1,541	$1,258	$3,081	$4,339	$(2,839)	$3,832	$993	$18,362	$7,899	$26,261

Impairment of Assets	1,854	—	1,854	1,943	—	1,943	19,109	—	19,109	1,943	—	1,943
Non-Cash Stock Compensation	4,160	—	4,160	1,185	—	1,185	9,570	—	9,570	1,185	—	1,185
Other One Time Non Recurring Charges	80	—	80	396	—	396	813	—	813	396	—	396
Foreign Exchange Loss (Income)	(3,782)	—	(3,782)	2,136	—	2,136	(8,656)	—	(8,656)	3,980	—	3,980

Adjusted EBITDA	$3,186	$667	$3,853	$6,918	$3,081	$9,999	$17,997	$3,832	$21,829	$25,866	$7,899	$33,765
Adjusted EBITDA Margin	13%		16%	24%		31%	18%		21%	19%		23%

Retail ARPU	$46.45	$1.33	$47.78	$50.78	$6.51	$57.29	$46.26	$2.29	$48.55	$58.91	$5.55	$64.46

 /1   Annual Plans are adjusted to reflect revenue as though they were monthly plans.

(1)                   Adjusted Service Revenue, Adjusted EBITDA and Adjusted APRU are adjustments made to reflect the Company’s annual service pricing plans that are adjusted and reported as though they were Globalstar monthly service plans. Adjusted EBITDA is further adjusted to exclude non-cash stock compensation expense, asset impairment charges, foreign exchange gains/(losses) and certain other non-cash charges.  Management uses Adjusted figures for service revenue, EBITDA, and ARPU in order to manage the Company’s business and to compare its results more closely to the results of its peers.

(2)                   Average monthly revenue per unit (ARPU) measures service revenues per month divided by the average number of retail subscribers during that month.  Average monthly revenue per unit as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company’s industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of income.  The

Company believes that average monthly revenue per unit provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.

(3)                   EBITDA represents earnings before interest, income taxes, depreciation and amortization.  EBITDA does not represent and should not be considered as an alternative to GAAP measurements, such as net income, and the Company’s calculations thereof may not be comparable to similarly entitled measures reported by other companies.

The Company uses EBITDA as a supplemental measurement of its operating performance because, by eliminating interest, taxes and the non-cash items of depreciation and amortization, the company believes it best reflects changes across time in the company’s performance, including the effects of pricing, cost control and other operational decisions.  The company’s management uses EBITDA for planning purposes, including the preparation of its annual operating budget.  The company believes that EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the company’s operations.  Because EBITDA does not account for these expenses, its utility as a measure of the Company’s operating performance has material limitations.  Because of these limitations, the company’s management does not view EBITDA in isolation and also uses other measurements, such as net income, revenues and operating profit, to measure operating performance.

GLOBALSTAR, INC.

SCHEDULE OF SELECTED OPERATING METRICS

(Dollars in thousands, except ARPU)

(Unaudited)

	Three months ended		Year ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Subscribers (End of Period)	284,126	262,802	284,126	262,802

Net Subscriber Additions/(Losses)	(1,142)	7,073	21,324	66,834

Retail Churn	2.0%	1.2%	1.8%	1.1%

ARPU
Retail
GAAP	$46.45	$50.78	$46.26	$58.91
Adjusted	$47.78	$57.29	$48.55	$64.46
Wholesale
GAAP	$4.89	$8.38	$4.12	$8.39

Cash Capital expenditures	$41,437	$47,586	$169,989	$107,544

Available liquidity /1	$218,425

Note:

/1        Includes cash on hand ($37.5 million) and restricted cash ($80.9 million), and available liquidity from our credit facility with Thermo Funding Company ($100.0 million) at December 31, 2007.